Exhibit 10.1

RaNA

RaNA Therapeutics

790 Memorial Drive, Suite 203

Cambridge, MA 02139

T: 617-945-7361 F:617-945-7362

www.ranarx.com

August 6, 2015 (Updated August 20, 2015}

Brian Fenton

Dear Brian:

On behalf of Ra NA Therapeutics, Inc. (the "Company"), I am pleased to offer you employment with the Company. The terms and conditions of your employment are set forth below. Please note this offer is contingent upon successful work authorization.

Position. Your initial position with the Company will be VP of Corporate Development and you will report to Ron Renaud, Chief Executive Officer.

Start Date. Your employment will begin on September 21, 2015 unless otherwise agreed to by the Company.

Salary. The Company will pay you a salary at the bi-weekly rate of $11,153.85 (which is equivalent to an annualized rate of $290,000 per year), payable in accordance with the Company's standard payroll schedule and subject to applicable tax and other withholdings as required by law. Such salary may be subject to periodic review and adjustments at the Company's sole discretion.

Bonus. You will be eligible to receive an annual cash performance bonus of up to 30% of your base salary. The actual cash bonus payment is discretionary and will be subject to the Company's assessment of your performance, as well as the Company's corporate objectives and business conditions at the Company The bonus also will be subject to your employment for the full period covered by the bonus and on the date the bonus is to be paid, approval by and adjustment at the discretion of the Company's board of directors and the terms of any applicable bonus plan. The Company expects to review your job performance on an annual basis and to discuss with you the criteria which the Company will use to assess your performance for bonus purposes. The Company also may make adjustments in the targeted amount of your annual performance bonus in the Company's sole discretion.

Sign-On Bonus: To help off-set the performance bonus you will be leaving at your current position, we will pay you a one-time sign-on bonus of $42,000. If you leave RaNA within one (1) year, you are required to pay RaNA within one week of your termination date, and any money owed may be deducted from your last paycheck and/or expense report.

Benefits. You will be eligible to participate in the Company's employee benefits and insurance programs generally made available from time to time to its full-time employees, in accordance with, and provided you are eligible under, the plan documents governing those programs. You will receive a copy of benefit plan documents and personnel policies and procedures when you begin your employment with the Company You will also be eligible for up to 15 days of paid vacation per year which shall accrue on a prorated basis, in accordance with the Company's vacation policy as in effect from time to time. The Company reserves the right to modify or terminate any or all of its benefit plans or policies at any time at our discretion.

Incentive Equity Awards. In connection with the commencement of your employment. the Company will propose to the Board of Directors of RaNA Therapeutics, LLC (the "RaNA LLC Board"), that a grant be made to you of 881,700 (represents approx .085% of units outstanding) Common Incentive Units of RaNA Therapeutics, LLC (the "Proposed Grant"). The Proposed Grant will be subject to the terms and conditions of a Common Incentive Unit Grant Agreement to be entered into by you and RaNA Therapeutics, LLC. Your ownership of the Common Incentive Units will be subject to a vesting schedule as follows: one quarter of shares will vest on the first anniversary of the Start Date, and following that, 1/36th of the Common Incentive Units will vest on monthly basis, contingent on your continued full-time employment with the Company.

Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement. As a condition of employment, you also will be required to sign an Employee Non-Competition, Non-Solicit, Confidentiality and Invention Assignment Agreement, a copy of which is enclosed.

Representation Regarding Other Obligations. This offer of employment from Company is conditioned on your representation that you are not bound by the terms of any agreement with any previous employer or other party (i) to refrain from using or disclosing any trade secret or confidential or proprietary Information In the course of your employment with the Company, (ii) to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, (iii) to refrain from soliciting employees, customers or suppliers of such previous employer or other party (iv) that would prevent or restrict you in carrying out your responsibilities for the Company, (iv) affect your ability to devote full time and attention to your work to the Company or (v) be inconsistent in any way with the terms of this letter. If you have entered into any agreement that may restrict your activities on behalf of the Company, please immediately notify me and then please provide me with a copy of the agreement as soon as possible. You further represent that your performance of all the terms of this letter and the performance of your duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

Taxes. All forms of compensation referred to in this Offer Letter are subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you in order to comply with such withholding obligations. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement. This Offer Letter, the Employee Non-Competition, Non-Solicit, Confidentiality and Invention Assignment Agreement, and any plans and agreements applicable to the incentive equity awards referred in Section 5 of this Offer Letter constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Offer will be governed by statutes and common law of The Commonwealth or Massachusetts. You and the Company hereby irrevocably submit to and acknowledge and recognize the exclusive personal jurisdiction of the federal and state courts located in The Commonwealth of Massachusetts in connection with any dispute or any claim related to this Offer Letter.

Other Terms. Your employment with the Company will be on an "at will" basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company's benefit plans and personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company.

In addition, this offer is subject to satisfactory background and reference checks. You agree to provide to the Company, within three (3) days of your hire date, documentation of your eligibility to work in the United States of America, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be able to work in the United Sates. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

The entire RaNA team and I are excited about the prospect of having you join the Company and to working with you to grow this enterprise. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment.

Very truly yours,

/s/ Ronald C. Renaud, Jr.

Ronald C. Renaud, Jr.

Chief Executive Officer

I have read and accept this employment offer:

/s/ Brian Fenton
Signature

Dated: 8-21-15

Translate Bio

200 Sidney Street, Suite 310

Cambridge, MA 02139

P (617) 945 7361

I.

October 18, 2017

Brian Fenton

Re: Amendment to Employment Offer Letter

Dear Brian:

Reference is made to that certain Employment Offer Letter dated August 6, 2015, as revised August 20, 2015, between Translate Bio MA, Inc. (formerly known as RaNA Therapeutics) (the “Company”), and you regarding the terms of your employment with the Company (the “Offer Letter”).  This letter (the “Amendment”) confirms the agreement between the Company and you regarding an amendment to the Offer Letter.

1.   The following language shall be inserted at the conclusion of the “Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement” paragraph:

Nothing in this (i) Offer Letter, (ii) the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, or (iii) elsewhere prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

2.   The following language shall be inserted as new paragraphs following the last enumerated paragraph of the Offer Letter:

Severance. Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated by the Company without Cause (as defined below) or you resign for Good Reason, you shall be entitled to the base salary that has accrued and to which you are entitled as of the effective date of such termination, and further, subject to the conditions set forth in the second paragraph of this Severance section, the Company shall, for a period of nine (9) months following your termination date: (i) continue to pay you, in accordance with the Company's regularly established payroll procedure, your base salary as severance; and (ii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage, unless the Company's provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply. If, in the twelve months following a Change in Control, the Company terminates your employment without Cause or you resign for Good Reason, the Company, subject to the conditions set forth in the second paragraph of this Severance section, will: (a) extend the severance benefits described in (i) and (ii) above for an additional three months, such that the total severance benefit period shall be one (1) year; and (b) accelerate the vesting of all unvested stock options and restricted stock held by you as of the date your employment is terminated such that 100% of such options and restricted stock shall become fully vested and, if applicable, exercisable effective as of such date (except as described in the next paragraph).

Notwithstanding the foregoing, you will not be entitled to receive any severance benefits unless, within sixty (60) days following the date of termination, you (i) have executed a severance and release of claims agreement in a form prescribed by the Company or persons affiliated with the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations). Any severance payments shall commence on the first payroll period following the date the release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Date shall be no earlier than January 1st of such subsequent calendar year. Any stock options and restricted stock that would vest as a result of the prior paragraph will be treated as only provisionally vested and will only actually become exercisable and/or alienable if and when you satisfy the release requirements, and any such provisionally vested portion will be deemed null and void retroactive to  your date of termination if you either notify the Company that you will not execute or will revoke the release or the period for providing the release expires without your complying with the release requirements. The Company may choose instead to provide to you any provisionally vested portions of these awards, subject to your undertaking to repay the Company in the manner determined by the Company at such time if you fail to satisfy the release requirements thereafter.

For purposes of this Offer Letter, Cause shall mean a finding by the Company in its sole discretion of any of the following: (i) dishonesty, embezzlement, misappropriation of assets or property of the Company; (ii) gross negligence, willful misconduct, theft, fraud or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) your material breach of any written agreement between you and the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendre; or (vi) continued nonperformance of your responsibilities, provided that, if the Company determines that such nonperformance can be cured, the Company has provided you with notice of such nonperformance and you have been provided with a reasonable opportunity to cure not to exceed thirty (30) days.

For purposes of this Offer Letter, Good Reason shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your responsibilities, authority and function; (ii) a material reduction in your base salary, provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting substantially all of the senior level employees of the Company and that does not adversely affect you to a greater extent than other similarly situated employees; (iii) a material breach of your Offer Letter or any other written agreement between you and the Company; or (v) a change in the geographic location at which you must regularly report to work and perform services to a location that is more than seventy five (75) miles from Cambridge, Massachusetts, except for required travel on the Company's business.  “Good Reason Process” means that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company's efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

For purposes of this Offer Letter, “Change in Control” shall mean any: (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues equity securities pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the equity ownership of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by both voting power and equity ownership, of (a) the surviving or resulting entity, or (b) if the surviving or resulting entity is a wholly owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving or resulting entity (provided that all capital stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding capital stock are converted or exchanged); (ii) sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; (iii) any transfer of the Company's equity securities, or securities exchangeable for or convertible into the Company's equity securities, if, immediately following the transfer, any one or more persons (other than the Company's equity holders as of immediately prior to the transfer) own a majority of the equity ownership or otherwise control a majority of the voting power of the Company; or (iv) any transfer of a subsidiary of the Company's equity securities, or securities exchangeable for or convertible into equity securities of such subsidiary, if, immediately following the transfer, any one or more persons ( other than the Company's equity holders as of immediately prior to the transfer) own a majority of the equity ownership or otherwise control a majority of the voting power of such subsidiary; provided that, where required for compliance with Section 409A, the event described in clauses (i)-(iv) is also a change in control event as set forth in Treas. Reg. Section 1.409A-3(i)(5).

409A Compliance. This letter is intended to provide payments that are exempt from or compliant with Section 409A, and should be interpreted consistent with that intent.

3.   The attached exhibit entitled “Payments Subject to Section 409A” is hereby appended to the Offer Letter as Attachment A and, if applicable, replaces any previous such attachment concerning the same subject matter.

4.   Except as specifically provided herein, the Offer Letter remains in full force and effect and is not modified or amended hereby.

5.   This Amendment will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (other than choice-of-law provisions).

6.   This Amendment may be executed in counterparts by each of the signatories, each of which will be considered an original, but all of which together will constitute one agreement.

Execution of a facsimile or “pdf” copy will have the same force and effect as execution of an original, and a facsimile or “pdf” signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

By: /s/ Ronald C. Renaud, Jr.

Ronald C. Renaud, Jr.

CEO

Accepted and Agreed as of 11/30, 2019

/s/ Brian Fenton

Brian Fenton

Attachment A

Payments Subject to Section 409A

1.Subject to this Attachment A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

a.

It is intended that each installment of the severance payments under the letter agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

b.

If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

c.	If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

i.

Each installment of the severance payments due under the letter agreement that is paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section l.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

ii.

Each installment of the severance payments due under the letter agreement that is not described in this Attachment A, Section I (c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1 (h). Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414( c) of the Internal Revenue Code of 1986, as amended.

3.The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.